UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

VERICHIP CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on October 21, 2008, VeriChip Corporation (the “Company”) received a letter from the staff of The NASDAQ Stock Market (the “Nasdaq”) indicating that it is not in compliance with the Nasdaq’s requirements for continued listing because, for the 30 consecutive business days prior to October 16, 2008, the bid price of its common stock closed below the minimum $1.00 per share price requirement for continued listing under Nasdaq Marketplace Rule 4450(a) and, the Company’s common stock had not maintained a minimum market value of publicly held shares of $5 million as required for continued inclusion by the same rule. Such disclosure was contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 24, 2008, such report being incorporated herein by reference. Given the current market conditions, Nasdaq suspended enforcement of the bid price and market value of publicly held shares requirements for all companies listed on Nasdaq through Sunday, April 19, 2009. Following the reinstatement of these rules, and in accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days from Monday, April 20, 2009, or until October 19, 2009, to regain compliance with the bid price requirement. Following the reinstatement of these rules, and in accordance with Marketplace Rule 4450(e)(1), the Company has 90 calendar days from April 20, 2009, or until July 20, 2009, to regain compliance with the market value requirements.

On November 17, 2008, the Company received a notice from the staff of the Nasdaq indicating that the Company’s stockholders’ equity at September 30, 2008, was less than the $10 million required for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). Such disclosure was contained in the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2008, such report being incorporated herein by reference. In its notice, the Nasdaq staff requested the Company provide a plan to achieve and sustain compliance with the continued listing requirements of The Nasdaq Global Market, including the minimum stockholders’ equity requirement, on or before December 2, 2008. The Company submitted its plan and several related follow-up submissions as the plan evolved over time.

On February 5, 2009, the Company received further correspondence from the Nasdaq staff advising that the staff believed that the Company was making every effort to regain compliance with The Nasdaq Global Market’s stockholders’ equity requirement. Accordingly, the staff determined to provide the Company with an extension of time to regain compliance with Marketplace Rule 4450(a)(3), setting a deadline to do so of March 2, 2009.

On March 5, 2009, the Company received a notice from the Nasdaq indicating that the Company had not evidenced compliance with the $10 million in stockholders’ equity requirement for continued listing on the Nasdaq Global Market under Marketplace Rule 4450(a)(3) and that the Company does not currently meet the requirements for continued listing on The Nasdaq Capital Market because its stockholders’ equity at December 31, 2008 of $2.4 million is below the $2.5 million requirement under Marketplace Rule 4310(c)(3). As a result, the Company’s securities are subject to delisting. The Company plans to appeal the Nasdaq staff’s determination and request an oral hearing before a Nasdaq Listing Qualifications Panel, which will temporarily stay the delisting of the Company’s common stock. When the hearing takes place, the Company intends to seek a transfer of its listing to the Nasdaq Capital Market, based on the $4.5 million deferred gain on the Company’s balance sheet resulting from the Company’s sale of its Xmark subsidiary in July 2008. The Company expects to recognize that gain during the first half of 2009 and that such recognition will be additive to the Company’s stockholders’ equity.

A copy of the press release announcing receipt of the Nasdaq correspondence is included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of VeriChip Corporation dated March 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeriChip Corporation

Date: March 11, 2009

/s/ William J. Caragol
William J. Caragol
Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of VeriChip Corporation dated March 11, 2009